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                                                                    EXHIBIT 10.5

                             CONTRIBUTION AGREEMENT


         This Contribution Agreement (this "Agreement") is entered into on April 28, 1997 by and among Ameriquest Capital Corporation, a Delaware corporation ("Old Long Beach Holdings"), Long Beach Mortgage Company, a Delaware corporation and a wholly-owned subsidiary of Old Long Beach Holdings to be renamed Ameriquest Mortgage Company as contemplated herein ("Old Long Beach"), Long Beach Financial Corporation, a Delaware corporation ("LBFC"), and Ameriquest Mortgage Corporation, a Delaware corporation and a wholly-owned subsidiary of LBFC to be renamed Long Beach Mortgage Company as contemplated herein ("New Long Beach"). LBFC and New Long Beach are sometimes hereinafter referred to collectively as the "Company."

                                 R E C I T A L S

         A. Old Long Beach's business operations currently include wholesale and retail mortgage lending and loan servicing activities and other business activities. LBFC, which is a wholly-owned subsidiary of Old Long Beach, currently does not conduct, and in the past has not conducted, any business operations.

         B. Old Long Beach is reorganizing its business operations (the "Reorganization") by transferring to LBFC assets and personnel related to Old Long Beach's broker-sourced mortgage lending and loan sales operations (the "Wholesale Lending Business") in exchange for shares of the common stock of LBFC. Immediately following such transfer, LBFC will transfer substantially all of the assets and personnel received from Old Long Beach to New Long Beach.

         C. LBFC has filed a registration statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, pursuant to which Old Long Beach intends to sell to the public the common stock of LBFC that it will receive in the Reorganization.

                                A G R E E M E N T

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and conditions contained herein, the parties agree as follows:

                                    ARTICLE I
                             CONTRIBUTION OF ASSETS

          1.1 TRANSFER OF ASSETS. Effective as of the Effective Time (as defined in Section 1.7 below):

                  (a) Transfer of Tangible Assets. Old Long Beach hereby sells, conveys, transfers, assigns and grants to LBFC and LBFC hereby acknowledges receipt of all of Old
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Long Beach's legal, beneficial and other right, title and interest in and to the furniture, fixtures and equipment, computer equipment, office supplies, maintenance supplies and other fixed assets and similar items and the books, records, materials and other assets described on Schedule 1.1(a)(i) (collectively, the "Transferred Tangible Assets"). The books, records and other materials and information not used exclusively by the Wholesale Lending Business as described on Schedule 1.1(a)(ii) (the "Shared Information") are hereby provided to and received by LBFC in the form of copies thereof and LBFC shall have the perpetual, royalty-free and non-exclusive right to use all such information in any form or medium. LBFC hereby assumes and agrees to perform and pay when due all liabilities and obligations of Old Long Beach that relate to the Transferred Tangible Assets to the extent such obligations or duties are applicable to and accrue with respect to, or are to be performed in, periods after the Effective Time. Except as set forth in Section 3.2, the Transferred Tangible Assets are hereby transferred to LBFC as is, where is, without any representation or warranty by Old Long Beach and Old Long Beach specifically disclaims any and all express and implied warranties with respect to the Transferred Tangible Assets, including without limitation the implied warranties of merchantability and fitness for a particular purpose;

                  (b) Transfer of Real Property Leases. Old Long Beach hereby sells, conveys, transfers, assigns and grants to LBFC all and LBFC hereby acknowledges receipt of Old Long Beach's legal, beneficial and other right, title and interest in and to those certain real property leases listed on
Schedule 1.1(b) (the "Transferred Real Property Leases"), and LBFC hereby assumes and agrees to observe, perform, discharge and be bound by the terms and conditions thereof to the extent such obligations or duties are applicable to and accrue with respect to, or are to be performed in, periods after the Effective Time. Except as set forth in Section 3.2, the Transferred Real Property Leases are hereby transferred to LBFC without any representation or warranty by Old Long Beach and Old Long Beach specifically disclaims any and all express and implied warranties with respect to the Transferred Real Property Leases, including without limitation the implied warranties of merchantability and fitness for a particular purpose. On or prior to the Effective Time, Old Long Beach shall arrange for, and the Company shall execute, a new lease for the 9th Floor of 1100 Town & Country Road, Orange, California on substantially similar economic terms as the lease for such space by Old Long Beach. Any expansion/future space lease rights included in any Old Long Beach lease at 1100 Town & Country Road, Orange, California, are expressly retained by Old Long Beach. Any expansion/future space lease rights included in any lease of the Company at 1100 Town & Country Road, Orange, California, are expressly retained by the Company;

                  (c) Transfer of Certain Contracts. Old Long Beach hereby sells, conveys, transfers, assigns and grants to LBFC and LBFC hereby acknowledges receipt of all of Old Long Beach's legal, beneficial and other right, title and interest in and to those certain contracts, leases and agreements listed on Schedule 1.1(c) (the "Transferred Contracts"), and LBFC hereby assumes and agrees to observe, perform, discharge and be bound by the terms and conditions thereof to the extent such obligations or duties are applicable to and accrue with respect to, or are to be performed in, periods after the Effective Time. Except as set forth in Section 3.2, the Transferred Contracts (and any related assets) are hereby transferred to LBFC without any representation or warranty by Old Long Beach and Old Long Beach specifically disclaims any and all express and implied warranties with respect to the Transferred

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Contracts, including without limitation the implied warranties of merchantability and fitness for a particular purpose;

                  (d) Transfer of Pipeline Loans. Old Long Beach hereby sells, conveys, transfers, assigns and grants to LBFC and LBFC hereby acknowledges receipt of all of Old Long Beach's legal, beneficial and other right, title and interest in the unfunded loans and loans in process at the Wholesale Lending Business at the Effective Time (the "Pipeline Loans"). The Company agrees to process the Pipeline Loans in compliance with the policies and procedures of the Wholesale Lending Business and further agrees to fund all such loans in accordance with its current practices and as required by applicable law. Loans which were funded by the Wholesale Lending Business prior to the Effective Time, but which are unfunded after the Effective Time, shall be included within the definition of Pipeline Loans and Old Long Beach shall receive the proceeds of such unfunding; and

                  (e) Transfer of Intangible Assets. Old Long Beach hereby sells, conveys, transfers, assigns and grants to LBFC and LBFC hereby acknowledges receipt of all of Old Long Beach's legal, beneficial and other right, title and interest in and to the following assets:

                         (i) All information regarding the approved independent
mortgage brokers with whom the Wholesale Lending Business does business;

                         (ii) All trade names, trademarks and service marks (in
any such case, whether registered or to be registered in the United States of America or elsewhere and including any derivations thereof) applied for, issued to or owned by Old Long Beach for the name "Long Beach Mortgage Company," including without limitation the stylized "seagull" logo and all related goodwill, and the "B-xtreme" name;

                         (iii) All goodwill and going concern value attributable
to the Wholesale Lending Business;

                         (iv) All prepaid charges and expenses relating to the
Wholesale Lending Business as described on Schedule 1.1(e)(iv); and

                         (v) The right to use the phrase "Experience the
Difference -- Experience the Best;"

(collectively, the "Transferred Intangible Assets"). The Transferred Intangible Assets are hereby transferred to LBFC without any express or implied representation or warranty of any kind by Old Long Beach.

               The Transferred Tangible Assets, the Transferred Real Property Leases, the Transferred Contracts, the Pipeline Loans and the Transferred Intangible Assets are hereinafter referred to as the "Wholesale Lending Assets".

         1.2 CASH CONTRIBUTION. At the Effective Time, Old Long Beach shall contribute to LBFC the sum of Forty Million Dollars ($40,000,000) less (i) the $520,000 previously contributed to and retained by LBFC or New Long Beach and
(ii) $2,000,000 for the costs,

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fees and expenses incurred by Old Long Beach in connection with the
Reorganization, which fees and expenses Old Long Beach agrees to pay. All costs of the Reorganization and the public offering of the Shares shall be paid by Old Long Beach.

         1.3 ISSUANCE OF SHARES. At the Effective Time, as consideration for the transfers and cash contribution described above, LBFC shall issue to Old Long Beach Twenty Four Million Nine Hundred Ninety Nine Thousand Nine Hundred Ninety Nine (24,999,999) newly issued shares of LBFC's common stock (the "Shares").

         1.4 EXCLUDED ASSETS. Any and all businesses, properties, assets and other rights and liabilities of Old Long Beach of whatever kind and nature, real or personal, tangible or intangible, existing or contingent, liquidated or unliquidated, that are not specifically transferred pursuant to the terms of this Agreement shall be retained by Old Long Beach.

         1.5      EMPLOYEES.

                  (a) Employment of Employees by the Company. As of the Effective Time, each of the employees identified on Schedule 1.5(a) who are employed by Old Long Beach at the Effective Time shall become employees of the Company (the "Subject Employees"), and Old Long Beach and the Company shall take all steps necessary or appropriate to accomplish the transfer of such employees from Old Long Beach to the Company. The Company hereby agrees to employ the Subject Employees for not less than sixty (60) days following the Effective Time on terms and conditions no less favorable to each Subject Employee than those provided by Old Long Beach immediately prior to the Effective Time.

                  As of the Effective Time, Old Long Beach agrees to transfer to the Company and the Company agrees to assume each Subject Employee's respective benefits, seniority, vacation, sick or other leave, holidays, and floating personal days accrued by such Subject Employees under Old Long Beach policies, practices and programs as of the Effective Time, and from and after the Effective Time neither Old Long Beach nor any employee benefit plan of Old Long Beach shall have any further liability or responsibility in respect of such items with respect to the Subject Employees, except as may otherwise be provided herein. All payroll withholding and tax reporting by Old Long Beach with respect to Subject Employees are hereby terminated as of the Effective Time and Old Long Beach agrees to pay over to federal, state and local governments, in accordance with and at the times required by applicable law, all amounts withheld prior to the Effective Time. Old Long Beach also will issue, at Old Long Beach's expense, by the date prescribed under applicable law, Forms W-2 for wages paid through the Effective Time. Old Long Beach shall be responsible for all salaries, normal monthly or quarterly bonuses to production personnel, commissions, benefits, tax-related and other responsibilities and liabilities (collectively, "Employee Payments") with respect to Subject Employees earned from operations prior to the Effective Time and the Company shall be responsible with respect to Subject Employees for all Employee Payments earned from operations after the Effective Time and for all bonuses payable to non-production personnel for periods in 1997 either before or after the Effective Time.

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                  (b) Retirement Benefits. As of the Effective Time, all Subject
Employees shall cease actively to accrue further benefits under the Old Long Beach 401(k) Plan. As soon as practicable following the Effective Time, the Company shall establish or designate an individual account plan for the benefit of Subject Employees (the "Successor Individual Account Plan"), shall take all necessary action, if any, to qualify such plan under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") and shall make any and all filings and submissions to the appropriate governmental agencies required to be made by it in connection with the transfer of assets described below. As soon as practicable following the earlier of the delivery to Old Long Beach of a favorable determination letter from the Internal Revenue Service regarding the qualified status of the Successor Individual Account Plan as amended to the date of transfer, or the issuance of assurances satisfactory to Old Long Beach, Old Long Beach shall cause the trustee of the Old Long Beach 401(k) Plan to transfer in the form of cash (or such other form as may be agreed by Old Long Beach and the Company) the full account balances of the Subject Employees under the Old Long Beach 401(k) Plan (which account balances shall be valued for purposes of such transfer in a manner consistent with the approach to valuation generally applicable at the time of such transfer to distributions under the Old Long Beach 401(k) Plan or in such other manner as Old Long Beach and the Company may agree in writing), reduced to the extent necessary to reflect any necessary benefit or withdrawal payments to or in respect of Subject Employees, to the appropriate trustee as designated by the Company under the trust agreement forming a part of the Successor Individual Account Plan. Notwithstanding the preceding sentence, no transfer shall be made of any insurance or similar investment contract which is not divisible between the Old Long Beach 401(k) Plan and the Successor Individual Account Plan.

                  (c) Other Benefits. The Subject Employees are, as of the Effective Time, immediately eligible for all such benefits provided by the Company on the same basis as if service for Old Long Beach were recognized as service for the Company, and without application of any waiting period or any limitation with respect to preexisting conditions that would not have been applicable under Old Long Beach policies, practices or plans (subject to the terms and conditions of each policy). Old Long Beach shall remain responsible for COBRA coverage for "qualifying events" (as defined in COBRA) occurring prior to the Effective Time. With respect to the Flexible Spending Account Plan of Old Long Beach, there shall be transferred to the Company as of or immediately following the Effective Time the current unused balances in Flexible Spending Accounts and an accounting of contributions to the Effective Time made by Subject Employees. To the extent that any account of a Subject Employee under the health care portion of the Flexible Spending Account shows disbursements in excess of receipts as of the Effective Time, New Long Beach shall reimburse Old Long Beach to the extent of future contributions during the remainder of the plan year by such Subject Employee.

                  (d) Accrued Incentive Compensation. Notwithstanding anything herein to the contrary and in addition to Employee Payments payable by Old Long Beach pursuant to Section 1.5(a), all incentive compensation amounts or awards which have been accrued for on the Company's books and due to Subject Employees who are production personnel pursuant to existing Old Long Beach policy on loans closed and funded (including closed and funded loans transferred to the Company pursuant to Section 2.8 below but excluding unfundings in

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accordance with Old Long Beach's existing policy for such unfundings) will be paid to such employees by Old Long Beach in accordance with Old Long Beach's normal payment schedule for such compensation; subject to a maximum amount not to exceed the lesser of the actual cost of such payments or the amounts accrued on the books of the Wholesale Lending Business for such payments as set forth on
Schedule 1.5(d). The Company will be responsible for all incentive compensation amounts and awards on transferred Pipeline Loans.

                  (e) Deferred Transfer Employees. Old Long Beach and the Company acknowledge and agree that the employees of Old Long Beach set forth on
Schedule 1.5(e) (the "Deferred Transfer Employees") shall become employees of the Company, and Old Long Beach and the Company shall take all steps necessary or appropriate to accomplish the transfer of such employees from Old Long Beach to the Company effective on or before the dates set forth in Schedule 1.5(e), subject to the condition that such employee is employed by Old Long Beach at the scheduled time of transfer. The Company hereby agrees to employ the Deferred Transfer Employees for not less than sixty (60) days following their date of transfer on terms and conditions no less favorable to each Deferred Transfer Employee than those provided by Old Long Beach immediately prior to the Effective Time. Old Long Beach and the Company agree that the other provisions of this Section 1.5 shall apply to each such Deferred Transfer Employee and such employees shall be treated as "Subject Employees" at and as of the date on which such Employee is actually transferred to the Company.

         1.6 ASSUMPTION OF LIABILITIES AND OBLIGATIONS. The liabilities and obligations expressly assumed by the Company pursuant to this Agreement are hereinafter referred to as the "Assumed Liabilities". The Company is not assuming and shall not be liable for any liabilities, indebtedness or obligations of Old Long Beach other than the Assumed Liabilities.

         1.7 EFFECTIVE TIME. The "Effective Time" shall mean the time that is immediately prior to the consummation of the sale of the Shares by Old Long Beach pursuant to that certain Underwriting Agreement, dated as of April 28, 1997, by and among LBFC, Old Long Beach and Friedman, Billings, Ramsey & Co., Inc. (the "Underwriting Agreement"). In the event the Effective Time has not occurred on or prior to June 30, 1997, this Agreement shall terminate and become null and void.

         1.8 DELAYED TRANSFERS. To the extent that any required consent with respect to the assignment, transfer or bifurcation of a contract, agreement, lease or other instrument included in the Wholesale Lending Assets has not been obtained on or prior to the Effective Time and Old Long Beach is unable (by sublease or otherwise) to transfer the legal benefit thereof to LBFC, such contract, assignment, lease or instrument (a "Delayed Asset") shall not be transferred as a Wholesale Lending Asset hereunder and any related liability (a "Delayed Liability") shall not be assumed by LBFC as an Assumed Liability hereunder, unless and until such required consent has been obtained or Old Long Beach is otherwise able to transfer the legal benefit thereof to LBFC. Notwithstanding the foregoing, if such a required consent to transfer is not obtained, Old Long Beach will use its best efforts to attempt to provide to the Company the benefits of any such Delayed Assets. At such time and on each occasion after the Effective Time that a required consent shall be obtained with respect to a Delayed Asset, such Delayed Asset shall forthwith be deemed transferred and assigned to LBFC hereunder,

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and all related Delayed Liabilities shall be simultaneously assumed by LBFC hereunder, whereupon (i) such delayed asset shall constitute a Wholesale Lending Asset for all purposes hereunder, and (ii) such delayed liability shall constitute an Assumed Liability for all purposes hereunder.

         1.9 FURTHER TRANSFERS. Old Long Beach acknowledges that certain of the Wholesale Lending Assets and certain of LBFC's obligations hereunder are concurrently herewith being transferred and assigned to New Long Beach. Old Long Beach hereby consents to such transfer; provided, however, that:

                         (i) such transfer and Old Long Beach's consent thereto
shall not constitute in any manner a release of LBFC from its obligations hereunder; and

                         (ii) New Long Beach hereby acknowledges and agrees to
be bound by all of the provisions of this Agreement to the extent such provisions relate or are applicable to the Wholesale Lending Assets or LBFC obligations transferred to New Long Beach.

Such further transfers shall be made pursuant to an Assignment and Assumption Agreement reasonably acceptable to the parties to this Agreement.

                                   ARTICLE II
                                OTHER AGREEMENTS

          2.1 EXECUTION AND DELIVERY OF OTHER AGREEMENTS. At the Effective Time, the parties shall execute and deliver the following documents:

                  (a) Administrative Services Agreement among Old Long Beach, New Long Beach and LBFC pursuant to which Old Long Beach will provide certain services to the Company for a period of time after the Effective Time;

                  (b) Administrative Services Agreement between New Long Beach and Old Long Beach pursuant to which New Long Beach will provide secondary marketing services to Old Long Beach for a period of time after the Effective Time;

                  (c) Loan Sub-Servicing Agreement between Old Long Beach and New Long Beach; and

                  (d) Such other documents as may be necessary for Old Long Beach to convey the assets in accordance with this Agreement.

          2.2 DOJ SETTLEMENT.

                  (a) Each of LBFC and New Long Beach agrees that it shall, and it shall cause its subsidiaries and affiliates to, comply in all respects with the terms and conditions set forth in Old Long Beach's settlement agreement with the United States Department of Justice, dated September 6, 1996 (the "DOJ Settlement") (excluding Sections 12 and 17 through 23 of the DOJ Settlement). The parties agree to cooperate with each other in good faith with

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respect to any issues related to the DOJ Settlement; provided, however, that the parties will not make, and each will cause its employees, officers, directors and agents not to make, any public statement regarding the DOJ Settlement other than to describe and discuss how the DOJ Settlement specifically applies to and affects such party.

                  (b) To the extent of its rights therein, effective as of the Effective Time, Old Long Beach hereby grants to LBFC, New Long Beach and their respective subsidiaries a non-transferable (other than by operation of law), perpetual, royalty-free and nonexclusive license to use the statistical model (the "DOJ Model") that Old Long Beach has developed to monitor direct-sourced mortgage loan prices as part of the DOJ Settlement. Old Long Beach will provide LBFC with a copy of the DOJ Model as it exists at the Effective Time. Old Long Beach shall have no obligation (a) to provide LBFC with updates of the DOJ Model, (b) to make modifications to the DOJ Model or (c) to otherwise correct any deficiencies in the DOJ Model that may exist or that Old Long Beach may later discover. Old Long Beach specifically disclaims any and all express and implied warranties with respect to the DOJ Model, including without limitation the implied warranties of merchantability and fitness for a particular purpose. Each of LBFC and New Long Beach acknowledges and agrees that Old Long Beach has not made any representation or warranty or provided any other assurance that the DOJ Model complies with the terms of the DOJ Settlement. The Company shall not be required to use the DOJ Model, but may instead develop its own statistical functions for the purpose of complying with the DOJ Settlement. The Company shall not be required to provide to Old Long Beach copies of or a license to use any such statistical function that is independently developed by the Company.

         2.3      Name Change.

                  (a) At or prior to the Effective Time, Old Long Beach shall file with the Secretary of State of the State of Delaware a certificate of amendment to its certificate of incorporation to change Old Long Beach's name to "Ameriquest Mortgage Company" or any other name that it chooses that does not include the words "Long Beach." As soon as practicable after the Effective Time, Old Long Beach shall take all action necessary to change its name in each state in which it is qualified to conduct business.

                  (b) At or prior to the Effective Time, New Long Beach shall file with the Secretary of State of the State of Delaware a certificate of amendment to its certificate of incorporation to change New Long Beach's name to "Long Beach Mortgage Company." As soon as practicable after the Effective Time, New Long Beach shall take all action necessary to change its name in each state in which it is qualified to conduct business.

                  (c) After the Effective Time, (i) Old Long Beach Holdings and Old Long Beach shall not, and shall cause their respective subsidiaries and affiliates (such affiliates determined as of the Effective Time) not to, conduct business under a name including the words "Long Beach" in connection with originating, purchasing, servicing or selling residential mortgage loans and
(ii) LBFC and New Long Beach shall not, and shall cause their respective subsidiaries not to, conduct business under a name including the words "Long Beach" in connection with the automobile loan business. Other than as set forth above, the parties shall

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each be free to utilize the name "Long Beach" in connection with any business activities. Each party agrees to cooperate with the other with respect to the use of the name "Long Beach" as set forth above, including providing any and all necessary consents, without cost.

         2.4 No Solicitation or Hiring of Employees. For a period of sixty (60) months after the Effective Time:

                  (a) Old Long Beach Holdings and Old Long Beach shall not, and shall cause their respective subsidiaries not to, hire, or solicit to hire, any employee of LBFC or New Long Beach or their respective subsidiaries without the written consent of LBFC or New Long Beach; and

                  (b) LBFC and New Long Beach shall not, and shall cause their respective subsidiaries not to, hire, or solicit to hire, any employee of Old Long Beach Holdings or Old Long Beach or their respective subsidiaries without the written consent of Old Long Beach Holdings or Old Long Beach, other than the Subject Employees or Deferred Transfer Employees.

         2.5 Further Assurances. Each party shall execute and deliver such further instruments and take such further actions as the other party may reasonably request in order to carry out the intent of this Agreement and to consummate the transactions contemplated hereby.

         2.6 Proprietary Information. Old Long Beach Holdings and Old Long Beach acknowledge and agree that all documents listed or described in Schedule 1.1(a)(i) as proprietary documents, information or data is the sole property of the Company, and Old Long Beach Holdings and Old Long Beach may not make use of such proprietary information at any time or in any way without the express written consent of LBFC or New Long Beach. The Company agrees that the pro-prietary nature of such information extends only to the physical or electronic reproduction of such information and is not intended to and shall not preclude Old Long Beach from developing such information on its own or from doing business with any broker or other contact listed as part of such proprietary information The Company acknowledges and agrees that, other than information identified on Schedules 1.1(a)(i) or 1.1(a)(ii), all other documents, information or data of Old Long Beach or its affiliates (including, without limitation, retail mortgage source lists and other written/data information relating to retail mortgage lending and mortgage servicing, automobile lending and Old Long Beach's other businesses or affiliated businesses; but excluding therefrom publicly available information) is proprietary information that is the sole property of Old Long Beach and/or its affiliates, and the Company may not make use of such proprietary information at any time or in any way without the express written consent of Old Long Beach or as otherwise specifically permitted by the terms of this Agreement. Each party agrees to make its employees, officers and agents aware of this restriction and to the extent any party learns of a violation of this section by its employees, officers or agents, such party agrees to use its best efforts to cause such employees, officers and agents to

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comply with the terms hereof; it being understood that no liability shall be attributable to any party for a violation of the proprietary nature of such information if such party has used its best efforts to cause its employees, officers and agents to comply with such terms and such party discontinues use of any such information promptly after the executive officers learn of the violation. If any party discovers that an employee, officer or agent of such party is in possession of any such proprietary information of the other party, such information shall immediately be returned to such other party. The parties hereto acknowledge that the personal knowledge of any person with respect to general know-how or processes of conducting a broker-sourced or direct-sourced mortgage lending business shall not be construed as proprietary information of any party and the use of such knowledge by such person for the benefit of a party to this Agreement shall not constitute an unfair trade practice, a breach of this or any other agreement among the parties.

         2.7 Cooperation. Each of Old Long Beach, Old Long Beach Holdings, LBFC and New Long Beach acknowledge and agree that because of the relationship between the parties prior to the Effective Time, a very high degree of cooperation between the parties will be necessary subsequent to the Effective Time in order to ensure a smooth and efficient transition. Each party therefore agrees to cooperate in good faith with the other party for the purpose of ensuring a smooth transition and to ensure that neither party is unfairly disadvantaged by virtue of the Reorganization. Such cooperation shall be without charge (other than reimbursement of expenses) and shall include, but shall not be limited to, cooperation by each party in preparing, reviewing, analyzing and responding to inquiries, claims, requests, threats of litigation or actual litigation involving the business or the assets of the other party (such cooperation to be not less than the level of cooperation that either party would have provided to the other prior to the Reorganization). Old Long Beach, Old Long Beach Holdings, LBFC and New Long Beach further agree that because of their knowledge of each other's respective businesses, any disparaging comments by one party against the other would place the party making the disparaging remarks at an unfair competitive advantage. Each party therefore agrees to avoid making any disparaging remarks about the other party. Old Long Beach, Old Long Beach Holdings, LBFC and New Long Beach agree that given the nature of their respective businesses, this Agreement to cooperate shall continue for a period of five (5) years.

         2.8      Transfer of Loans.

                  (a) Effective as of the Effective Time, Old Long Beach hereby transfers and assigns to the Company (i) all mortgage loans funded by the broker-sourced mortgage lending division of Old Long Beach on or after April 1, 1997 and prior to the Effective Time (the "April Window Loans") and (ii) all rights and obligations under commitments of Old Long Beach to sell the April Window Loans to third parties (the "Sale Commitments"). The Company hereby agrees to purchase from Old Long Beach all April Window Loans that comply with the representations and warranties described in Section 2.8(c) below and further agrees to assume the obligations set forth in the Sale Commitments. To the extent any April Window Loans are delivered by Old Long Beach in partial fulfillment of the Sales Commitments, Old Long Beach shall indemnify the Company with respect to the representations and warranties in connection with such loan deliveries to the same extent as if Old Long Beach had sold such loans to the Company for delivery pursuant to the Sale Commitments.

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                  (b) The purchase price the Company shall pay for each April
Window Loan shall be equal to the purchase price to be paid by the purchaser for such loan under the related Sale Commitment. Such purchase price will be payable to Old Long Beach upon the closing of the purchase and sale of such April Window Loan under the respective Sale Commitment.

                  (c) Old Long Beach agrees to make representations, warranties and indemnities in respect of each April Window Loan as of the sale date thereof pursuant to a Sale Commitment, which representations, warranties and indemnities shall be the same as those the Company is required to make to the purchaser under the sale commitment.

                  (d) Old Long Beach agrees that from time to time on and after the Effective Time, it shall provide to the Company historical loan data with respect to mortgage loans originated or purchased by the broker-sourced lending division of Old Long Beach prior to April 1, 1997 as (i) reasonably requested by the Company in connection with the Company's ongoing secondary marketing activities, including any securitizations and (ii) in such form and scope as is necessary for inclusion in disclosure documents to be provided to investors in the secondary mortgage market; provided that such information is used solely in connection with the sale or securitization of loans originated or purchased by the Company or its investor relations. Such information will not include borrower name, property address or other borrower or property level data (other than zip code and state of location) that could facilitate the solicitation of such borrowers by the Company or other recipients of such information. Fees for the provision of such information shall be as reasonably agreed between the parties from time to time.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

         3.1 By LBFC. LBFC hereby represents and warrants to Old Long Beach as of the Effective Time that the Shares have been duly and validly authorized and, when issued in accordance with the terms hereof, will be (a) duly and validly issued, fully paid and nonassessable, and (b) free and clear of all liens, encumbrances, mortgages, pledges, security interests, restrictions, prior assignments and claims of any kind or nature whatsoever, except as otherwise provided in the Underwriting Agreement.

         3.2 By Old Long Beach. Old Long Beach hereby represents and warrants to LBFC as of the Effective Time as follows:

                  (a) the Transferred Tangible Assets transferred hereunder are transferred free and clear of all liens, encumbrances, mortgages, pledges, security interests and prior assignments and claims of any kind or nature whatsoever;

                  (b) all consents to assignment or transfer of Wholesale Lending Assets as set forth on Schedules 1.1(b) and 1.1(c) have been validly obtained; and

                  (c) all employee benefit plans covering Subject Employees are set forth on Schedule 3.2(c).

                                   ARTICLE IV
                              CONDITIONS PRECEDENT

         4.1 Conditions Precedent to the Obligations of the Parties. The obligations of each of the parties to effect the transactions contemplated hereby are subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

                  (a) There being, at the Effective Time, no (i) threatened, instituted or pending action, proceeding, application, claim or counterclaim by or before any court or governmental authority or agency seeking to restrain or prohibit the consummation of the transactions contemplated hereby or by the Underwriting Agreement or (ii) statute, rule, regulation, decree, order or injunction promulgated, enacted, entered or enforced by any court or governmental agency or authority restraining or prohibiting the consummation of such transactions;

                  (b) The Registration Statement shall have been declared effective by the SEC and, at the Effective Time, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall be pending before the SEC or any state securities or "blue sky" commissioner or authority; and

                  (c) All conditions precedent to the obligations of the Underwriters to consummate the purchase of the Shares from Old Long Beach pursuant to the Underwriting Agreement (except the consummation of the Reorganization) shall have been satisfied or waived and each of the parties to Underwriting Agreement shall be prepared to consummate the transactions contemplated thereby.

         4.2 Conditions Precedent to the Obligations of LBFC. The obligations of LBFC to effect the transactions contemplated hereby are subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

                  (a) The representations and warranties of Old Long Beach contained in this Agreement shall be true, correct and complete in all material respects as of the Effective Time; and

                  (b) Old Long Beach shall have performed all obligations and agreements and complied with all covenants contained in this Agreement or in any document delivered in connection herewith required to be performed or complied with at or prior to the Effective Time.

         4.3 Conditions Precedent to the Obligations of Old Long Beach. The obligations of Old Long Beach to effect the transactions contemplated hereby are subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

                  (a) The representations and warranties of LBFC contained in this Agreement shall be true, correct and complete in all material respects as of the Effective Time; and

                  (b) LBFC shall have performed all obligations and agreements and complied with all covenants contained in this Agreement or in any document delivered in connection herewith required to be performed or complied with at or prior to the Effective Time.

                                    ARTICLE V
                                 INDEMNIFICATION

         5.1      Indemnification.

                  (a) Old Long Beach shall indemnify and hold harmless LBFC and New Long Beach, each of their subsidiaries and their respective officers, directors, employees, representatives, agents, successors and assigns (collectively, the "New Long Beach Indemnitees") against and in respect of any and all damages, claims, liabilities, expenses as incurred (including reasonable attorneys' fees) and losses (collectively "Damages") incurred by the New Long Beach Indemnitees that arise out of or relate to (i) any breach or violation of this Agreement by Old Long Beach, (ii) any breach of any of the representations or warranties made in this Agreement by Old Long Beach, (iii) the conduct of Old Long Beach's business (including the Wholesale Lending Business) or corporate transactions occurring prior to the Effective Time, (iv) the DOJ Settlement, or
(v) the conduct of Old Long Beach's business after the Effective Time; excluding therefrom any Damages relating to (x) the Company's failure after the Effective Time to comply with Sections 12 and 17 through 23 of the DOJ Settlement or (y) any Assumed Liabilities.

                  (b) LBFC and New Long Beach shall indemnify and hold harmless Old Long Beach and its subsidiaries and affiliates and their respective officers, directors, employees, representatives, agents, successors and assigns (collectively, the "Old Long Beach Indemnitees") against and in respect of any and all Damages incurred by the Old Long Beach Indemnitees that arise out of or relate to (i) any breach or violation of this Agreement by LBFC, New Long Beach or their respective subsidiaries, (ii) any breach of any of the representations or warranties made in this Agreement by LBFC, (iii) the conduct of the Company's business (including the Wholesale Lending Business) after the Effective Time or
(iv) the Pipeline Loans, (v) the Sale Commitments, (vi) the Company's failure after the Effective Time to comply with Sections 12 and 17 through 23 of the DOJ Settlement, or (vii) the Assumed Liabilities.

                  (c) In the event of a claim by a Subject Employee relating to periods including such Subject Employee's employment with both Old Long Beach and the Company, Old Long Beach and the Company shall cooperate in good faith with respect to defending any such claim and shall, to the extent possible, apportion responsibility with respect to such claim based upon a comparison of the relative fault of each party using objective factors, such as length of time the complained-of acts occurred while the Subject Employee was the employee of each party and the events precipitating the claim. In the event that the claim cannot be apportioned on the basis of objective factors, the parties shall meet and shall attempt in good faith to determine reasonably an appropriate apportionment. In the event Old Long Beach and the Company are unable to make such determination, the matter of apportionment shall be referred to arbitration. Such arbitration shall determine the relative fault of the parties and such determination shall be binding on the parties, notwithstanding a different result regarding relative fault in the underlying action.

         5.2      Tax Indemnification.

                  (a) Old Long Beach and Old Long Beach Holdings jointly and severally shall indemnify the Company and each of its respective officers, directors, employees and agents and hold them harmless from (i) all liability for Taxes (as defined in Section 5.2(g)) of the Old Long Beach Group (as defined in Section 5.2(h)) incurred during the Pre-Closing Tax Period (as defined in
Section 5.2(b)) and (ii) all liability for reasonable legal fees and expenses incurred with respect to any item indemnified pursuant to clause (i).

                  (b) For purposes of this Agreement, "Pre-Closing Tax Period" shall mean (i) any Tax period ending prior to or on the Effective Time, including, as defined below, any Short Period, and (ii) any Apportioned Short Period, as defined below, that is deemed to end on the Effective Time. In order to appropriately apportion any Taxes relating to a period that includes (but that would not, but for this Section, close on) the Effective Time, the Old Long Beach Group and the Company will, to the extent permitted by applicable law, elect with the relevant governmental authority to treat for all purposes the Effective Time as the last day of a Tax period in which the business operations of the Wholesale Lending Business are reflected on the Tax returns of Old Long Beach or the Old Long Beach Group, and such period shall be treated as a "Short Period." In any case where applicable law does not permit Old Long Beach or the Old Long Beach Group to treat the Effective Time as the last day of a Short Period, then for purposes of this Agreement, the portion of Taxes attributable to the business operations of the Wholesale Lending Business for an Apportioned Short Period (as defined below) shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Apportioned Short Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Apportioned Short Period, if such Period were a Short Period. "Apportioned Short Period" means with respect to any Taxes imposed on the Wholesale Lending Business on a periodic basis for which the Effective Time is not the last day of a Short Period, the period of time beginning on the first day of the actual Tax period in question that includes (but does not end on) the Effective Time and ending on and including the Effective Time. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of Old Long Beach and its operation of the Wholesale Lending Business.

                  (c) Except as provided in Section 5.2(d), the Company shall be solely responsible for the payment of Taxes imposed upon the Company attributable to Tax periods of the Company beginning (or deemed to begin under Section 5.2(b)) after the Effective Time, and the Company shall indemnify and hold harmless the Old Long Beach Group for or against any and all liability for such Taxes.

                  (d) Notwithstanding anything herein to the contrary, Old Long Beach and Old Long Beach Holdings jointly and severally shall indemnify and hold the Company harmless from any and all liability for Taxes imposed by any taxing authority with respect to any period up to and including the Effective Time (i) in connection with the transfer by Old Long Beach of the Wholesale Lending Business to LBFC, or (ii) by reason of the Company being severally liable for the entire tax of the Old Long Beach Group pursuant to Treasury Regulations Section 1.1502-6(a) or any analogous state or local provision.

                  (e) Old Long Beach or the Old Long Beach Group shall cause to be prepared and filed all required Tax returns of the Company that reflect the business operations of the Wholesale Lending Business for the Pre-Closing Tax Periods that end (but that are not deemed to end under Section 5.2(b)) prior to or on the Effective Time and shall be responsible for including on the consolidated or combined returns of the Old Long Beach Group members any taxable items for pre-closing periods of Apportioned Short Periods. The Company shall cooperate with Old Long Beach or the Old Long Beach Group in preparing such Tax returns, and shall take no position on any tax return filed by the Company that would be inconsistent with any position taken by Old Long Beach or the Old Long Beach Group with respect to such Tax returns. Old Long Beach and the Old Long Beach Group shall submit copies of any Tax returns in which the business operations of the Wholesale Lending Business are included to the Company for the Company's approval prior to the filing of such Tax returns, which approval shall not be unreasonably withheld. The Company shall be solely responsible for preparation and filing of all returns of the Company for Tax periods of the Company ending (including Tax returns for Tax periods deemed to end on the Effective Time under Section 5.2(b)) after the Effective Time.

                  (f) Old Long Beach or the Old Long Beach Group shall promptly notify the Company in writing upon receipt by them of any notice of (i) any pending or threatened federal, state or local income or franchise tax audits or assessments of the Company, and (ii) any pending or threatened federal, state or local income or franchise tax audits or assessments of Old Long Beach or the Old Long Beach Group which may affect the liabilities of the Company for Taxes. The Old Long Beach Group (or any successor group) shall have the right to represent the Company's interests in any tax audit or administrative or judicial proceeding relating to any Pre-Closing Tax Period return ending (but that are not deemed to end under Section 5.2(b)) prior to or on the Effective Time, and to employ counsel of its choice at its expense. The Old Long Beach Group agrees to consult with the Company and to keep the Company informed on a regular basis regarding the status of any such audit or proceeding that may affect the liabilities of the Company for Taxes. The Company shall have the right to represent the Company's interest in any tax audit or administrative or judicial proceeding relating to any Tax return for Tax periods ending after the Effective Time (including Tax returns for Tax periods deemed to end on the Effective Time under Section 5.2(b)), and to employ counsel of its choice at its expense. The Company agrees to keep the Old Long Beach Group (or any successor group) informed on a regular basis regarding any such audit or proceeding that may affect the liabilities of the Old Long Beach Group for Taxes and to consult with the Old Long Beach Group (or any successor group) on such matters with a view to maintaining positions reasonably consistent with those that may be urged by the Old Long Beach Group; provided, however, that the Company shall have ultimate control of any such audit or proceeding.

                  (g) For purposes of this Section 5.2, "Taxes" means any and all taxes (including, without limitation, gross receipts, sales, use, property, income, franchise, capital, occupational, license, value added, excise and stamp taxes and customs duties), assessments, fees (including, without limitation, documentation, license, filing and registration fees) and charges, of any nature or kind whatsoever, together with any penalties, fines, additions to tax or interest thereon, however imposed, withheld, levied, or assessed by any taxing authority.

                  (h) For purposes of this Section 5.2, "Old Long Beach Group" means (i) Old Long Beach Holdings, (ii) Old Long Beach, and (iii) any other entity as to which the Company is liable for Taxes incurred pursuant to Treasury Regulations Section 1.1502-6 or pursuant to any other provision of federal, state, local or foreign law or regulation.

         5.3      Indemnification Procedure.

                  (a) Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified party") shall promptly notify the other party or parties (the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim; provided that the indemnified party's failure to give such notice shall not affect any rights or remedies of an indemnified party hereunder with respect to indemnification for damages except to the extent that the indemnifying party is materially prejudiced thereby. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the indemnifying party (which shall not be unreasonably withheld) unless suit shall have been instituted against it and the indemnifying party shall not have taken control of such suit after notification thereof as provided in Section 5.3(b) of this Agreement.

                  (b) Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder or resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to such claim, and thereafter diligently conducts the defense thereof with counsel reasonably acceptable to the indemnified party. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the indemnifying party does not assume or fails to conduct in a diligent manner the defense of any such claim or litigation resulting therefrom,
(a) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner. Each party agrees to cooperate fully with the other, such cooperation to include, without limitation, attendance at depositions and the provision of relevant documents as may be reasonably requested by the indemnifying party, provided that the indemnifying party will hold the indemnified party harmless from all of its expenses, including reasonable attorney's fees, incurred in connection with such cooperation by the indemnified party.

                                   ARTICLE VI
                                  MISCELLANEOUS

         6.1 Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic or facsimile communications) and shall be mailed (return receipt requested), telegraphed, sent by facsimile or hand delivered to each party at the address set forth as follows, or at such other address as either party may designate by notice to the others, and any such notice, request, demand or other communication shall be effective upon receipt:

         If to Old Long Beach Holdings or Old Long Beach:

                  AMERIQUEST CAPITAL CORPORATION
                  AMERIQUEST MORTGAGE COMPANY
                  1100 Town & Country Road
                  Suite 1100
                  Orange, California 92868
                  Telephone:  (714) 564-0600
                  Attention: General Counsel

         If to the Company:

                  LONG BEACH FINANCIAL CORPORATION
                  1100 Town & Country Road
                  Suite 900
                  Orange, California 92868
                  Telephone:  (714) 541-5378
                  Attention: General Counsel

         6.2 Amendments. This Agreement shall not be amended, changed, modified, terminated or discharged in whole or in part except by an instrument in writing signed by all parties, or their respective successors or assigns, or otherwise as provided herein.

         6.3 Attorneys' Fees. In the event of any dispute arising out of or in connection with this Agreement, and any documents executed pursuant, the prevailing party, in addition to any other amounts which it may be entitled to, shall be entitled to recover from the other party reasonable attorneys' fees and court costs as shall be awarded in the resolution of such dispute.

         6.4 Successors and Assigns. Except as otherwise set forth in Section
1.9 hereof, this Agreement shall not be assignable by any party without the express written consent of all other parties.

         6.5 Entire Agreement. This Agreement contains the entire agreement between the parties pertaining to the subject matter hereof. This Agreement supersedes all prior written agreements and all prior or contemporaneous verbal agreements with respect to the subject matter hereof.

         6.6 Waiver. Any forbearance by a party to this Agreement in exercising any right or remedy under this Agreement or otherwise afforded by applicable law shall not be a waiver of or preclude the exercise of that or any other right or remedy.

         6.7 Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

         6.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity of any other provision, and all other provisions shall remain in full force and effect.

         6.9 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State, without regard to conflicts of laws principles.

         6.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement is executed on behalf of the parties by duly authorized representatives as of the date first above written.


                                           AMERIQUEST CAPITAL CORPORATION,
                                           a Delaware corporation


                                           By: /s/ Norman R. Gritsch
                                               _______________________________
                                                Name:  Norman R. Gritsch
                                                  Title:  Senior Vice President

                                    LONG BEACH MORTGAGE COMPANY, a
                                    Delaware corporation


                                    By: /s/ Norman R. Gritsch
                                       -------------------------------
                                         Name:    Norman R. Gritsch
                                           Title:    Executive Vice President



                                    LONG BEACH FINANCIAL CORPORATION, a
                                    Delaware corporation


                                    By: /s/ James J. Sullivan
                                       --------------------------------
                                         Name:  James J. Sullivan
                                           Title:  Senior Vice President

                                    AMERIQUEST MORTGAGE
                                    CORPORATION, a Delaware corporation


                                    By: /s/ James J. Sullivan
                                       -------------------------------
                                         Name:  James J. Sullivan
                                                   Title: Senior Vice President

                               Schedule 1.1(a)(i)

                          (Transferred Tangible Assets)


         The assets set forth below are delivered to LBFC subject to the rights of Old Long Beach Holdings and Old Long Beach to obtain originals or copies, as necessary, in order (i) to defend or prosecute any claim arising out of the Reorganization, the related public offering or in any way related to such assets, or (ii) to respond to the request of Old Long Beach Holdings' or Old Long Beach's auditors or to comply with the request or demand of any governmental agency, entity or official.

A. The furniture, fixtures and equipment owned by Old Long Beach located on the 9th Floor of 1100 Town & Country Road, Orange, California or at the Wholesale Lending Business offices set forth on Schedule 1.1(b), and all equipment owned by Old Long Beach identified on Schedules 1.1(a)(i)(A) or 1.1(a)(i)(B) attached hereto.

B. The booths used exclusively by the Wholesale Lending Business at trade shows and any related furniture, fixtures or equipment used in the assembly or display of such booths.

C. All key chains, mugs, pens, golf balls, knives, tool kits, clocks and golf bags, and any other promotional items relating exclusively to the Wholesale Lending Business' marketing and/or advertising.

D. All prepaid subscriptions to newspapers and magazines and other periodicals, which are sent to any Transferred Employee.

E.   All Post Office Boxes relating exclusively to the Wholesale Lending
     Business.

F. All listings of approved Mortgage Brokers used exclusively by the Wholesale Lending Business and the current contracts or agreements in effect with respect to such Mortgage Brokers (this information to be treated as proprietary information of the Company for purposes of Section 2.6).

G. The Wholesale Lending Business and Strategic Plans (this information to be treated as proprietary information of the Company for purposes of Section 2.6).

H. All minor office equipment properly issued to and used exclusively by Transferred Employees in the course of their employment by Old Long Beach, including, without limitation, desk or pocket calculators, overhead projectors, plants and similar miscellaneous office supplies. All fire extinguishers and related safety equipment, disaster recovery/emergency kits and telephone switch and related equipment owned by Old Long Beach located on or exclusively serving the ninth floor of 1100 Town and

         Country Road, Orange, California or any branch office of the Wholesale Lending Business as set forth on Schedule 1.1(b).

I. The membership of Old Long Beach in the Mortgage Brokers Association of America and the National Association of Mortgage Brokers, provided that the Company shall reimburse Old Long Beach for the greater of the pro rated cost of (i) such membership paid by Old Long Beach or (ii) a new membership for Old Long Beach.

                               Schedule 1.1(a)(ii)

                              (Shared Information)

With respect to the information listed below each party shall have the right to obtain copies or originals as necessary notwithstanding the fact that the originals may be in the possession of the other party. Each party further agrees to maintain all of the information set forth below in the form existing as of the Effective Time. Notwithstanding the shared nature of such information, no party to this Agreement shall use such information to gain access to or use any proprietary information of another party. Old Long Beach further agrees that such information may not be and will not be used to recreate, in whole or in part, the approved broker list of the Wholesale Lending Business.

A. All "closing protection letters" issued to Old Long Beach with respect to the Wholesale Lending Business in order to protect Old Long Beach from, and/or indemnify Old Long Beach against claims and liability arising in connection with, the acts or omissions of closing agent(s) designated within such "closing protection letters".

B. Any lists providing any information used by the Wholesale Lending Business, including without limitation, names, addresses, telephone and telefacsimile numbers and any historical information, concerning appraisers, attorneys, closing agents, mortgage brokers or title companies.

C. All policies and procedures, including without limitation, any desk instructions, loan origination manual, disaster recovery plans, "state specific" policies and procedures, training manuals, training forms or similar items used for the Wholesale Lending Business.

D. All information, including without limitation, any charts and/or forms, relating to regulatory compliance used by the Wholesale Lending Business.

E. All forms of loan or disclosure documents, and all forms and worksheets used exclusively by the Wholesale Lending Business, including without limitation, all forms that relate to any loan document, disclosure, informational document or instructional document, which may or may not be used in connection with an early disclosure package or a closing package of documents.

F.       All lease files related to the Real Property Leases set forth in
         Schedule 1.1(b).

G. All information contained in a "home directory", contained in "LBMCW" which is the "log in server" for the Wholesale Lending Business or any other "home directory" for any Transferred Employee. All information contained "Database 299," which Database is contained in the server designated LBMCW which serves the Wholesale Lending Business exclusively.

H. All information and any items relating exclusively to the Wholesale Lending Business' marketing and/or advertising activities, including without limitation, any current and/or historical documents sent to any mortgage broker, or employee or agent of Old Long Beach, including without limitation, any "price sheets."

I. All logs used exclusively in connection with the Wholesale Lending Business, including without limitation, the "Submission Log".

J. A copy of the Loan Tracker and CAR/Filmdex (Microfiche Tracking System) developed by Old Long Beach.

                                 Schedule 1.1(b)

                       (Transferred Real Property Leases)
Leased Space

5345 Wyoming NE, Ste. 107, Alburquerque, NM  87109                         Consent obtained
5887 Glenridge Drive, Suite 410, Atlanta, GA  30328                        Consent obtained
Two Bala Plaza, Ste. 300, Bala Cynwyd, PA  19004                           Consent not obtained
11100 NE 8th St., Ste. 600, Bellevue, WA  98004                            Consent obtained
404 S. 8th St., Ste. 310, Boise, ID  93702                                      Consent obtained
222 W. Coleman Blvd., Mt. Pleasant, Charleston, SC  29464                  New lease to be executed
6201 Fairview Rd., Ste. 200, Charlotte, NC  28210                          Consent obtained
8044 Montgomery Rd., Ste. 700, Cincinnati, OH  45236                       Consent obtained
8850 Standford Blvd., Ste. 1700, Columbia, MD  21045                            Consent obtained
5000 Thurmond Mall, Ste. 337 Columbia, SC  29201                           Consent obtained
1105 Schrock, Ste. 503, Columbus, OH  43229                                     Consent obtained
800 N. Shoreline Blvd., Ste. 700A, Corpus Christi, TX  78401               Consent obtained
4099 McEwen Rd., Ste. 225, Dallas, TX  75244                               Consent obtained
355 Gellert Blvd., Ste. 241, Daly City, CA  94015                          Consent not obtained
6905 Vista Dr., Des Moines, IA  50266                                      Consent not obtained
444 Executive Center Blvd., Ste. 138, El Paso, TX  79902                   Consent obtained
2295 Coburg Rd., Eugene, OR  97401                                         Consent obtained
2525 E. Paris, Ste. 100, Grand Rapids, MI  93710                           Consent obtained
6143 S. Willow Dr., Ste. 103, Greenwood Village, CO  80111                 Consent obtained
99 Derby St., Ste. 201, Hingham, MA  02043                                 Consent not obtained
841 Bishop St., Ste. 1622, Honolulu, HI  96813                             Consent obtained
3050 Post Oak Rd., Ste. 430, Houston, TX  77056                            Consent obtained
1 Summit Park Dr., Ste. 425, Independence, OH  44131                       Consent obtained
500 Market Tower, 10 W. Market, Ste. 100, Indianapolis, IN  46204          Consent obtained
405 Briarwood Dr., Ste. 103A, Jackson, MS  39206                           Consent not obtained
9040 Executive Park Dr., Ste. 219, Knoxville, TN  37923                    Consent obtained
9171 Towne Centre Drive, Ste. 140, San Diego, CA  92122                    Consent obtained

2980 S. Rainbow Blvd., Ste. 1105, Las Vegas, NV  89102                     Consent obtained
295 W. Louise, Manteca, CA  95336                                          Consent not obtained
One Greentree Centre, Ste. 201, Marlton, NJ  08053                         Consent obtained
5100 Poplar Ave., Ste. 2700, Memphis, TN  38317                            Consent obtained
1225 E. Fort Union Blvd., Ste. 120, Midvale, UT  84047                          Consent obtained
7701 Normandale Rd., Ste. 111, Edina, Minneapolis, MN  55435               Consent obtained
5400 N. Grand Blvd., Ste. 100, Oklahoma City, OK  73112                    Consent obtained
5850 T.G. Lee Blvd., Ste. 470, Orlando, FL  32822                          Consent not obtained
Penn Center West One, Ste. 221, Pittsburgh, PA  15276                      Consent obtained
80-02 Kew Gardens Rd., Ste. 1020, Queens, NY  11415                        Consent not obtained
4601 Six Forks Rd., Ste. 500, Raleigh, NC  27609                           Consent obtained
1701 Golf Rd., Tower II, Ste. 1006, Rolling Meadows, IL  60008             Consent not obtained
1451 River Park Dr., Ste. 128, Sacramento, CA  95815                       Consent obtained
1190 S. Bascom Ave., Ste. 129, San Jose, CA  95128                         Consent not obtained
3220 S. Higuera St., 2nd Floor, San Luis Obispo, CA  93405                 Consent obtained
910 Pierremont, Ste. 410, Shreveport, LA  71106                            Consent obtained
231 Bemiston Ave., Ste. 220, St. Louis, MO  63105                          Consent obtained
3600 Port of Tacoma Rd., Ste. 507, Tacoma, WA  98424                       Consent obtained
1438 W. Broadway, Ste. B-220, Tempe, Phoenix, AZ  85282                    Consent obtained
113 N. Church St., Ste. 505, Visalia, CA  93291                            Consent obtained
1850 Mt. Diablo, Stes. 345 and 350, Walnut Creek, CA  94596                Consent obtained
7125 Orchard Lake Rd., Ste. 304, West Bloomfield, MI  48322                Consent obtained
1000 E. Garvey Ave. S., Ste. 240, West Covina, CA  91790                   Consent obtained
21800 Burbank Blvd., Ste. 350, Woodland Hills, CA  91367                   Consent obtained

Month to Month Space

535 N. Pleasantburg Drive, Suite 202, Greenville, South Carolina 29607 2955 Ridgelake Drive, Suite 105, Metairie, Louisiana 70002
4800 SW Macadam, Suite 150, Portland, Oregon 97201
1100 NW Loop 410, Suite 556, San Antonio, Texas 78213
1190 S. Bascom Avenue, Suite 111, San Jose, California 95128
3022 S. National Avenue, Springfield, Missouri 65804
550 N. Reo Street, Suite 300, Tampa, Florida 33609

Home Offices

40 Los Felis Drive, Phillips Ranch, California 91766
13142 Crestline Drive, Santa Ana, California
2600 Ponderosa, #46, Camarillo, California 93010
1085 Larue, La Verne, California 91750
13935 Lemoli Street, #24, Hawthorne, California 91710
4735 Roosevelt Street, Chino, California 91710
San Pedro, California
5063 Inaglen Way, Los Angeles, California 90043
760 John Street, Pinole, California 94564
5010 Underwood Drive, Santa Rosa, California 95409
Rolling Meadows, Illinois
Chicago, Illinois
9235 Reeder, Overland Park, Kansas 66214
17647 SW 20th Street, Mirimar, Florida 33029
Ft. Lauderdale, Florida
2501 McGregor Boulevard, #8, Ft. Myers, Florida 33919
309 Sweet Birer Ranch Lane, Jacksonville, Florida 32259
2885 Toni Street, Pensacola, Florida 32504
2336 SW 53rd, #F, Boca Ratan, Florida 33433
407 Greyford Lane, Casselberry, Florida 32707
21079 Escondido Way, Boca Raton, Florida 33433
8887 Fontainbleau Blvd., #404, Miami, Florida 33172
21 Gloria Drive, Woodbury, New York 11797
12605 Twisted Briar Lane, Austin, Texas 78729

                                 Schedule 1.1(c)

                             (Transferred Contracts)

A. The following agreements and licenses entered into by Old Long Beach with respect to computer software:

         a.       FiTech users licenses (175)
         b.       FiTech to Bat Tag Interfaces for Files (1)
         c.       FiTech to Iron Mountain Bat Tag Interface (1)
         d.       Saber (9 servers)
         e.       McAffe (9 servers)
         f.       Wordperfect (5)
         g.       Lotus 1-2-3 v3.1 (5)
         h.       Lotus 1-2-3 v5 (4)
         i.       Office Pro 95 (4)
         j.       Windows 95 (4)
         k.       Backup exec client/enterprise/single server (14 servers)
         l.       Novell for each existing server (18 servers, 400 users)
         m.       Microsoft Office Pro for each branch server (9)
         n.       Procom Plus for each branch server (9)
         o.       Lotus CC:Mail (200)
         p.       Microsoft NT Server (3)
         q.       Microsoft NT Client (15)
         r.       Microsoft SQL Server (1)
         s.       Microsoft SQL Client (15)
         u.       Windows license for each personal computer set forth on
                  Schedule 1.1(a)(i)(A).

B. The contract, agreement or understanding between Old Long Beach and Mediatel as it relates to the Wholesale Lending Business.

C. That certain agreement between Old Long Beach and CBF Systems relating to residential lending documents used in connection with the Wholesale Lending Business' correspondent lending activities.

D. All lease or similar contracts with respect to the furniture, fixtures and equipment leased by Old Long Beach located on the 9th Floor of 1100 Town & Country Road, Orange, California or at the Wholesale Lending Business offices set forth on Schedule 1.1(b), and all equipment leased by Old Long Beach identified on Schedules 1.1(c)(i) or 1.1(c)(ii) attached hereto.

E. That certain agreement with Lion Incorporated relating to internet web sites, including all of Old Long Beach's rights to internet web sites used exclusively by the Wholesale Lending Division and the sites "longbeachmortgage.com" and "lbmortgage.com."

                                 Schedule 3.2(c)

                            (Employee Benefit Plans)

MEDICAL INSURANCE:

o     Health Net
o     CIGNA
o     QualMed
o     US HealthCare
o     Tufts Health Plan


DENTAL INSURANCE:

o     CIGNA Dental Health


SHORT/LONG TERM DISABILITY:

o     ITT Hartford


LIFE AND AD&D INSURANCE and VOLUNTARY LIFE INSURANCE:

o     Phoenix Home Life Insurance Company



VOLUNTARY AD&D INSURANCE AND BUSINESS TRAVEL ACCIDENT:

o     Commercial Life Insurance Company (A UNUM Company)


VISION DISCOUNT PLAN:

o     Cole Vision


                                       35